PROSPECTUS




                     HORIZON OFFSHORE, INC.



     This prospectus relates to the offering of 4,125,000 shares of our common stock. All of the 4,125,000 shares are being offered by one of our principal stockholders, Det Sondenfjelds-Norske
Dampskibsselskab ASA. We will not receive any proceeds from the sale of common stock by the selling stockholder.


     The selling stockholder may offer its shares from time to time at a purchase price equal or related to the market price of our common stock or at any other price it may agree on with any purchasers.


     Our common stock is traded on the Nasdaq National Market under the symbol "HOFF." On July 15, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $8.06 per share.


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     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           -----------------------------------------



          The date of this prospectus is July 16, 1999.



               WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy that information at the public reference room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for more information about the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants, like us, that file reports with the SEC electronically. The SEC's Internet address is http://www.sec.gov.

     We have filed a registration statement and related exhibits with the SEC to register the common stock offered by this prospectus. The registration statement contains additional information about us. You may inspect the registration statement and exhibits without charge at the SEC's public reference room, and you may obtain copies from the SEC at prescribed rates.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to documents on file with the SEC. The information incorporated by reference is considered to be a part of this prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus.

     We incorporate by reference the following documents that we have filed with the SEC under the Securities Exchange Act of 1934:

* Our annual report on Form 10-K for the fiscal year ended December 31, 1998;

*    Our quarterly report on Form 10-Q for the quarter ended March 31, 1999;

* The description of our common stock included in our registration statement on Form 8-A under the Securities Exchange Act filed January 22, 1998 and effective April 1, 1998, by incorporation by reference to the description of our capital stock provided under the heading "Description of Capital Stock" of our registration statement on Form S-1 (Registration No. 333-43965); and

* All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of this offering.

     At your request, we will provide you with a free copy of any of these filings. You may request copies by writing or telephoning us at:


Horizon Offshore, Inc.
2500 CityWest Boulevard, Suite 2200
Houston, Texas 77042
Attn:   Investor Relations
(713) 361-2600


     YOU SHOULD RELY ONLY ON INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION.




                              THE COMPANY


     We provide marine construction services to the offshore oil and gas industry primarily in the United States Gulf of Mexico. Our marine fleet installs marine pipelines to transport oil and gas from newly installed production platforms and other subsea production systems, and installs and salvages production platforms and other marine structures.

     We have assembled a fleet of eleven vessels, ten of which are operational, with one vessel currently under refurbishment. Our fleet is capable of a wide range of marine construction activities, including:

     * Installing up to 48-inch pipelines and small diameter rigid and coiled-line pipe in water depths up to 800 feet;

     * Providing pipebury and all other services necessary to commence transporting oil and gas through an installed pipeline; and

     * Installing and salvaging production platforms and other marine structures.

     Our management believes that our fleet allows us to compete in the United States Gulf of Mexico for substantially all pipeline installation projects in shallow water depths of 200 feet and less and a substantial number of projects in intermediate water depths of between 200 and 800 feet.

     Our company was incorporated in Delaware in December 1995, but we did not commence operations until March 1996. In April 1998, we completed the initial public offering of shares of our common stock.


                          SELLING STOCKHOLDER

     In December 1997 we entered into an agreement with the selling stockholder, Det Sondenfjelds-Norske Dampskibsselskab ASA, to form a strategic alliance. As part of the strategic alliance:

     * The selling stockholder acquired the 4,125,000 shares of our common stock being offered under this prospectus;

     * We purchased the DSND Stephaniturm, a diving support vessel, from the selling stockholder for $18.3 million. We have leased the vessel to the selling stockholder until December 31, 1999; and

     * We formed a joint venture with the selling stockholder to primarily conduct deep water pipe laying operations in the United States Gulf of Mexico, Offshore Mexico and Canada, and in the Caribbean. We own 30% of the joint venture.

     In connection with the strategic alliance, we entered into a stockholders' agreement with the selling stockholder and two of our other principal stockholders. Under the stockholders' agreement, we agreed to register for resale all of the shares of common stock we sold to the selling stockholder under the strategic alliance agreement.

      As of July 15, 1999, the selling stockholder owned 4,125,000 shares (21.9%) of our outstanding common stock, all of which are being offered by this prospectus. After completion of this offering, the selling stockholder will not own any shares of our common stock.



PLAN OF DISTRIBUTION

     The selling stockholder may sell its shares directly or through broker-dealers acting as principal or agent. The selling stockholder may also sell its shares through one or more underwriters on a firm commitment or best effort basis. The selling stockholder may sell its shares in one or more transactions, at prices then prevailing or related to the then current market price or at negotiated prices. The selling stockholder will determine the offering price of the shares from time to time and the offering price may be higher or lower than the market price of the shares on the Nasdaq National Market. In connection with an underwritten offering, the selling stockholder or purchasers of the shares offered by this prospectus may pay compensation to underwriters or agents in the form of discounts, concessions or commissions. Underwriters may sell shares to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agents.

     The methods by which the selling stockholder, or its pledgee, donee, transferee or other successor in interest, may offer and sell its shares may include, but are not limited to, the following:

     *     An underwritten offering;

     *     Privately negotiated transactions;

     * Sales on the Nasdaq National Market or other exchanges on which the common stock is listed at the time of sale at prices and at terms then prevailing or at prices related to the then current market price;

     * Cross or block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     * A broker or dealer may purchase as principal and resell the shares for its own account under this prospectus; or

     * Ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     To the extent required in connection with a particular offering, we will set forth in a prospectus supplement or, if appropriate, in a post-effective amendment, the terms of the offering, including among other things, the number of shares of common stock to be sold, the public offering price, the names of any underwriters, dealers or agents and any applicable commissions or discounts.

     We have agreed to indemnify the selling stockholder against liabilities that may arise as a result of untrue statements or omissions of material facts in this prospectus. However, we will not indemnify the selling stockholder if these untrue statements were based on information that the selling stockholder provided to us in writing for use in this prospectus. In addition, we will not indemnify the selling stockholder if the selling stockholder did not provide a copy of the most current prospectus to the purchaser and the current prospectus would have cured the untrue statements or omissions that gave rise to the liabilities. If indemnification is not available, we may have to contribute to the payments which the selling stockholder may be required to make in respect of any liabilities. We have also agreed to indemnify underwriters who participate in the distribution of the shares offered by this prospectus on substantially the same basis. The selling stockholder has agreed to indemnify us against liabilities that arise as a result of untrue statements or omissions of material facts in this prospectus if those statements relate to the selling stockholder or its plan of distribution and are based on information provided to us by the selling stockholder for use in this prospectus.

     The selling stockholder and any underwriters, dealers or agents participating in the distribution of the offered shares may be deemed "underwriters" within the meaning of the Securities Act, and any profit on the sale of the offered shares by the selling stockholder and any commissions received by any broker-dealers may be deemed to be underwriting commissions under the Securities Act.

     The selling stockholder will pay all underwriting fees, discounts and brokerage commissions. We will pay all expenses of preparing and reproducing this prospectus, including expenses of compliance with state securities laws and filing fees with the SEC. We will not receive any proceeds of the sale of any shares of our common stock offered under this prospectus.



                             LEGAL MATTERS

     The validity of the shares of our common stock being offered hereby will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., New Orleans, Louisiana.


                                EXPERTS

     The financial statements as of December 31, 1998 and for the year then ended, incorporated by reference in the registration statement of which this prospectus forms a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of that firm as experts in giving said report.





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Prospective investors may
rely only on the
information contained in
this prospectus.   We have
not authorized anyone to         HORIZON OFFSHORE, INC.
provide prospective
investors with different
or additional information.            ----------
This prospectus is not an
offer to sell, nor is it              PROSPECTUS
seeking an offer to buy
these securities in any               ----------
jurisdiction where the
offer is not permitted.
The information contained
in this prospectus is
correct only as of the                 --------
date of this prospectus,
regardless of the time of            Common Stock
the delivery of this
prospectus or any sale of              --------
these securities.


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     TABLE OF CONTENTS

                        PAGE

Where You Can Find More
Information ............. 2

The Company ............. 3

Selling Stockholder ..... 4

Legal Matters ........... 5

Experts ................. 5           July 16, 1999

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